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                                                                   Exhibit 10.14

January 7, 2003

J. Larry Robertson
Lurgi PSI, Inc.
1790 Kirby Parkway, Suite 300

Subject:          Oregon Trail Ethanol Coalition, L.L.C. ("OTEC")
                  Ethanol Plant
                  Davenport, Nebraska
                  Notice to Proceed

Dear Larry:

Please accept this as our Notice to Proceed for the pre-engineering stage of the OTEC ethanol project subject to and in accordance with the terms set forth herein. The scope of work for this project includes the Preliminary Engineering services set forth in the Preliminary Engineering Agreement between Lurgi PSI, Inc. ("Lurgi PSI") and OTEC dated January 7, 2003, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference.

The following outlines the conditions of this letter:

               . OTEC and Lurgi PSI will agree that the Preliminary Engineering Agreement has been mutually negotiated and this Notice to Proceed will be subject to all terms set forth therein except as expressly limited or modified by this Notice to Proceed.

               . Lurgi PSI understands and agrees that this Notice to Proceed is limited to the Phase 1 Preliminary Engineering services as set forth in the Preliminary Engineering Agreement which are budgeted to cost $140,000. Lurgi PSI agrees to notify OTEC in writing if the costs budgeted for the Phase 1 Preliminary Engineering services are expected to exceed $140,000. Lurgi PSI further agrees to notify OTEC in writing prior to performing any Phase 2 Preliminary Engineering services or incurring any costs or expenses in connection with the Phase 2 Preliminary Engineering services.

Signature at the bottom of this document will indicate acceptance of this letter and authorize Lurgi PSI to proceed with the agreed scope of work as set forth herein and in the Preliminary Engineering Agreement.

Sincerely,

                                                        Accepted:
Oregon Trail Ethanol Coalition, L.L.C.                  Lurgi PSI, Inc.

/s/ Mark L. Jagels                                      /s/ J. Larry Robertson
Mark L. Jagels                                          J. Larry Robertson
Chairman of the Board and President                     Chief Executive Officer

                        PRELIMINARY ENGINEERING AGREEMENT

THIS PRELIMINARY ENGINEERING AGREEMENT, entered into as of the 7th day of January 2003, by and between

                           OREGON TRAIL ETHANOL COALITION, LLC
                           102 West 6th Street
                           P.O. Box 267
                           Davenport, Nebraska 68335-9429

                           (hereinafter called "OWNER")

and                        LURGI PSI, INC.
                           1790 Kirby Parkway, Suite 300
                           Memphis, Tennessee 38138

                           (hereinafter called "CONTRACTOR")

WITNESSETH THAT:

WHEREAS, OWNER desires CONTRACTOR to furnish all materials, supplies and equipment and perform design, engineering, procurement, construction, commissioning, start-up and testing services for the installation, on a turnkey basis, of an ethanol plant to be located in Davenport, Nebraska (the "Plant"); and

WHEREAS, CONTRACTOR desires to make such installation upon terms and conditions to be agreed to with OWNER; and

WHEREAS, OWNER and CONTRACTOR for this purpose have entered into a Memorandum of Understanding executed by the parties as of February 4, 2002 (the "MOU"), and intend to enter into an Engineering, Procurement and Construction Agreement (hereinafter referred to as the "EPC Agreement") for the supply of such engineering, procurement and construction services, which EPC Agreement will become effective only upon its execution by both parties and fulfillment of certain conditions and requirements still outstanding; and

WHEREAS, OWNER desires, and CONTRACTOR has agreed, that CONTRACTOR shall start immediately with certain preliminary engineering for the Plant before the EPC Agreement has become effective;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.       DEFINITIONS

1.1 The services to be performed by CONTRACTOR under this Preliminary Engineering Agreement are referred to herein as the "Preliminary Engineering".

1.2 Unless otherwise noted, capitalized terms used in this Preliminary Engineering Agreement shall have the same meaning as assigned to them in the MOU.

2.       OBJECT OF THIS AGREEMENT

2.1 OWNER herewith authorizes and instructs CONTRACTOR, and CONTRACTOR agrees, to start with the design, engineering and related services for the Plant in accordance with the terms and conditions specified in this Preliminary Engineering Agreement.

2.2 The scope of the Preliminary Engineering to be performed by CONTRACTOR under this Preliminary Engineering Agreement is described in Exhibit A attached to and made a part hereof.

3.       PERFORMANCE OF PRELIMINARY ENGINEERING BY CONTRACTOR

3.1 CONTRACTOR shall commence the Preliminary Engineering within five (5) days after CONTRACTOR receives the down payment provided for in Article
         4.2. The Preliminary Engineering shall be completed within fifteen (15) weeks of the date CONTRACTOR receives the down payment provided for in
         Article 4.2.

3.2 All Preliminary Engineering shall be performed by CONTRACTOR in such a manner that it shall become part of the engineering intended to be performed by CONTRACTOR under the EPC Agreement once the EPC Agreement shall come into full force and effect.

3.3 CONTRACTOR shall perform the Preliminary Engineering in a professional and good and workmanlike manner and with that degree of care, skill and judgment that is normally exercised by professional engineering firms of national reputation in performing like services.

3.4 Title to all technical data furnished by OWNER to CONTRACTOR under this Preliminary Engineering Agreement shall remain with OWNER, and title to all technical data furnished by CONTRACTOR to OWNER under this Preliminary Engineering Agreement shall remain with CONTRACTOR.

3.5 All reports, drawings, specifications, computer files, field data, notes and other documents and instruments prepared by CONTRACTOR for the Project (collectively "Materials") shall remain the property of CONTRACTOR. However, upon termination of the Project and OWNER's reimbursement to CONTRACTOR of any amounts payable under this Preliminary Engineering Agreement, OWNER shall have the right to use Materials (except for CONTRACTOR's confidential information) for further development and construction of a substitute project at OWNER's sole risk. In the event OWNER uses the Materials for development and construction of a substitute project as provided in this section, OWNER agrees to the fullest extent permitted by law to indemnify and hold harmless CONTRACTOR against any damages, liabilities or costs including reasonable

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         attorneys' fees and defense costs in any way connected with the use or modification of the Materials by OWNER or any person or entity that acquires the Materials from OWNER.

3.6 At the written request of either party, the parties shall terminate this Preliminary Engineering Agreement by a writing signed by both parties indicating the effective date of termination. In the event of any termination under this Article 3.6, OWNER shall pay to CONTRACTOR prior to the effective date of termination any amounts owed for Preliminary Engineering performed prior to the effective date of termination.

3.7 In the event CONTRACTOR breaches this Preliminary Engineering Agreement and such breach is not cured within thirty (30) days after written notice of such breach, OWNER may, at its election, terminate this Preliminary Engineering Agreement.

3.8 CONTRACTOR agrees to defend, indemnify and hold harmless OWNER from and against any and all claims, demands, liabilities and costs incurred by OWNER, including reasonable attorneys' fees, arising out of (a) CONTRACTOR'S performance or nonperformance of the Preliminary Engineering, or (b) the negligence or the intentional misconduct of CONTRACTOR.

3.9 OWNER agrees to defend, indemnify and hold harmless CONTRACTOR from and against any and all claims, demands, liabilities and costs incurred by CONTRACTOR, including reasonable attorneys' fees, arising out of OWNER's negligence or intentional misconduct.

3.10 The Preliminary Schedule in Exhibit C, attached to and made a part hereof, identifies the major activities and associated timelines for the Preliminary Engineering. OWNER and CONTRACTOR each agree to use reasonable efforts to complete these activities in a timely manner.

4.       PRELIMINARY ENGINEERING PRICE

4.1 OWNER agrees to pay to CONTRACTOR for the Preliminary Engineering the time and material not to exceed price of $450,000 ("Price") in accordance with the Manhour Rate and Reimbursable Cost Schedule in Exhibit B, attached to and made a part hereof.

4.2 OWNER shall pay to CONTRACTOR an initial payment of $45,000 ("Down Payment") upon execution of this Preliminary Engineering Agreement. The Down Payment will be credited against the first monthly request for payment described in Article 4.3.

4.3 On a monthly basis CONTRACTOR shall submit to OWNER a request for payment showing cost incurred, per Exhibit B, but not billed during the prior billing period. Payment is due and payable by OWNER in U.S. dollars within ten days of the date of the request for payment. In the event a request for payment remains unpaid for more than thirty (30) days, then CONTRACTOR shall have the right, at its option, to suspend its performance hereunder or to terminate this Preliminary Engineering Agreement upon ten (10) days' notice to OWNER. Late payments will incur interest charges of 1-1/2% per month. To avoid the penalty late charge, any questionable disputed charges should be subtracted from the invoice and the remainder paid within the ten (10) day period. The remit to address shall be: Lurgi PSI, Inc., 1790 Kirby Parkway, Suite 300, Memphis, Tennessee 38138.

4.4 The Price shall be credited toward the first monthly progress payment to be made by OWNER to CONTRACTOR under the EPC Agreement.

5.   LIMITATION OF LIABILITY

5.1 Except as provided in Article 5.2, all warranties, guarantees and liabilities of CONTRACTOR with respect to or in connection with the Preliminary Engineering provided by CONTRACTOR under this Preliminary Engineering Agreement shall only come into existence upon the EPC Agreement having become effective and then shall be limited as agreed therein, and nothing in this Preliminary Engineering Agreement shall be construed as expressing or implying the contrary.

5.2 ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE FOR THE PURPOSE INTENDED, ARE EXPRESSLY EXCLUDED. THE LIABILITY OF CONTRACTOR UNDER AND IN CONNECTION WITH THE PRELIMINARY ENGINEERING IS LIMITED TO THE CORRECTION OF ANY DEFECTS IN THE ENGINEERING SERVICES OR DOCUMENTS DELIVERED TO OWNER UNDER THIS PRELIMINARY ENGINEERING AGREEMENT, PROVIDED NOTICE OF ANY DEFECTS IS GIVEN TO CONTRACTOR WITHIN 180 DAYS FROM PERFORMANCE OF SUCH SERVICES OR DELIVERY OF SUCH DOCUMENTS.

5.3 CONTRACTOR's total cumulative liability to OWNER under or relating to this Preliminary Engineering Agreement shall in no event exceed the Price actually paid to CONTRACTOR, exclusive of CONTRACTOR's obligations under
     Article 5.2.

5.4 Except for CONTRACTOR's obligations under Article 3.8, notwithstanding any other provision of this Preliminary Engineering Agreement, neither CONTRACTOR nor OWNER shall have any liability whatsoever for loss of production, loss of income, loss of profit, loss caused by plant shutdown, delayed opening, business interruption or other delay or for any other special, indirect, incidental or consequential loss or damage, or for any exemplary or punitive damages.

5.5 The limitations on and exclusions of damages set forth in this Article 5 shall apply under any theory of law including breach of contract or warranty, tort (including negligence of any nature), strict liability or otherwise, and even in the case of CONTRACTOR's sole or concurrent negligence.

6.   INSURANCE

6.1 CONTRACTOR shall furnish Workman's Compensation Insurance as required by law; Comprehensive General Liability Insurance at limits of $500,000 per occurrence; Automobile Liability coverage at limits of $100,000 each accident for property damage; and Professional Liability Insurance in an amount not less than the Price payable under this Preliminary Engineering Agreement.

7.   ARBITRATION AND GOVERNING LAW

7.1 In case of any dispute or controversy arising between the parties hereto under or relating to this Preliminary Engineering Agreement or CONTRACTOR's performance or nonperformance of its obligations hereunder ("Dispute"), the parties shall endeavor to settle any such Dispute in an amicable way.

7.2 If a Dispute cannot be settled amicably, then the Dispute shall be finally decided by arbitration under the Commercial Arbitration Rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with such Rules. Arbitration shall take place in St. Louis, Missouri.

7.3 This Preliminary Engineering Agreement shall be governed by, and interpreted in accordance with, the substantive law of Nebraska, exclusive of its choice of laws principles.

8.   GENERAL CONDITIONS

8.1 This Preliminary Engineering Agreement shall become binding and effective upon its having been signed by both parties hereto.

8.2 This Preliminary Engineering Agreement represents the entire agreement of the parties as to the subject matter hereof, and all oral and written statements, documents, letters or other communications between OWNER and CONTRACTOR and any representations and warranties made in connection with the subject matter of this Preliminary Engineering Agreement prior to its execution are superseded and shall become null and void upon execution of this Preliminary Engineering Agreement.

8.3 Any modifications or supplements to this Preliminary Engineering Agreement must be executed in writing and signed by both parties. Any verbal agreement must be confirmed by both parties in writing in order to be valid.

8.4 Should any provision of this Preliminary Engineering Agreement be or become invalid or unenforceable or prohibited by law or otherwise all other provisions of this Preliminary Engineering Agreement shall be unaffected thereby and shall nevertheless remain effective. Any invalid or unenforceable provision of this Preliminary Engineering Agreement shall be replaced by a valid and enforceable provision to be agreed upon between the parties hereto approaching as close as possible to that which both parties would have intended had they known of such invalidity or unenforceability when entering into this Preliminary Engineering Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Preliminary Engineering Agreement to be executed and signed as follows on the day and the date first above written.


For and on behalf of                                  For and on behalf of
OREGON TRAIL ETHANOL COALITION, L.L.C.                LURGI PSI, INC.




/s/ Mark L. Jagels, Chairman of the Board             /s/ William R. Bellamy,
-----------------------------------------             -------------------------
                                                      Vice President-Operations

PRELIMINARY ENGINEERING AGREEMENT

                                    EXHIBIT A

                                SCOPE OF SERVICES

Lurgi PSI shall provide the following preliminary engineering services and deliverables:


Phase One: Site Work Design   (Budget $140,000)
Site Work Design necessary to allow site to be prepared for construction, including, but not limited to:
          . Grading
          . Soil preparation/remediation
          . Utility Water Discharge
          . Plant Fire Protection and Emergency Requirements (Appropriate
            Coordination with Local and State Authorities)
          . Storm Water and Water Discharge Permit Assistance
          . Plant Water Discharge and Treatment (if required by OWNER)
          . Plant Building Layout and General Arrangement
          . Plant Site Plan Reflecting Underground Utility, , , Sewer, and
            Fire Loop, Roads, etc.
          . Underground Utility Design and Fire Protection Loop
          . Bid Package Preparation for Site Work (to be issued no later than
            February 14 to bidders)
          . Project Development Activities
          . Provide information to Air Resource Specialists, Inc. for permitting required prior to starting Site Work
          . Estimated time line will be January 10, 2003 through February 14,
            2003

Phase Two: Pre Construction Design (Budget $310,000)
The intent of this phase of work is to complete major design for areas that are on the critical path for overall plant construction, which include but are not limited to:

      Preliminary P&ID's

      Major Equipment Specifications

      Major Tank Sizes (Fermenters, Storage Tanks)

      Preliminary General Arrangement Drawings

      Design and Specify DDGS Storage Building

Foundation Design and Structural Steel Design       Consists of the following:
          . Develop Process P&ID's and Control Strategies
          . Equipment Performance Specifications and RFQ Development
          . Process Equipment Evaluation
          . Detailed Equipment List and Horsepower
          . Electrical Equipment Specifications and RFQ's
          . Instrumentation List
          . Instrumentation Specifications
          . Computer Hardware Requirements and Specifications
          . Critical Process Equipment Specifications
          . Plant Standardization Guidelines
          . Process Description
          . Cooling Water Requirements and Make-Up Source
          . Provide design drawings for the concrete foundation, and provide RFQ documents necessary to procure the design, detailing, fabrication, delivery and erection of the DDGS building structural steel, siding, roofing and related components. This facility should be completed as soon as practical in order to provide weatherproof areas for material storage and fabrication. Foundation design for process building will begin as time allows during this phase.
          . Investigate existing rail siding, prepare drawings showing tie in to existing track, and analyze rail car traffic patterns to locate in plant switches in the appropriate locations. Finalize locations of tank farm, ethanol load out, DDGS load out and their relationship to the railroad and the in plant truck traffic.
          . Prepare calculations to size and place reinforcing steel in the foundations. Prepare drawings of foundations in plan and section views. Locate the foundations on the proper coordinates on the site plan. Locate elevations of the foundations with respect to the plant benchmark.
          . Project Development Activities

                                    EXHIBIT B
                                 LURGI PSI, INC.
                   MANHOUR RATE AND REIMBURSABLE COST SCHEDULE
                          EFFECTIVE SEPTEMBER 16, 2002

Lurgi PSI, Inc. executes its contract work for construction and engineering services under a standard reimbursement schedule for manhour expenditures, direct expenses, and in-house services. We invoice all projects in accordance with a standard invoice procedure which includes a separate listing of manhour expenditures, direct expenses, and scheduled expense items. Lurgi PSI, Inc. keeps full and detailed accounts and records in accordance with established accounting procedures.

1.   PERSONNEL COST REIMBURSEMENT SCHEDULE

     All personnel are charged to a project on an hourly basis for actual time spent in direct support of the project. Overtime hours required by Lurgi PSI, Inc. to support a project schedule are invoiced at standard rates without any premium time for overtime. All classifications will be invoiced listing the individuals who have worked on the project and number of hours worked.

2.   COSTS REIMBURSABLE AS DIRECT EXPENSES

     The following items are reimbursed at Lurgi PSI's direct cost without any additional charges for overhead or profit:

     2.1   Travel expense.
     2.2   Living expenses away from our office for any of our personnel.
     2.3   Long distance or toll telephone calls.
     2.4   Telegrams, teletype, express mail, and postage.
     2.5   Any special forms of printing and office supplies.
     2.6   Car mileage at 34 cents per mile.
     2.7   Special client requested legal services.
     2.8   Rent of offices other than Lurgi PSI, Inc. home office.
     2.9 Outside reproduction, blueprint, photographic supplies or services.
     2.10 Additional professional liability insurance beyond that provided in Section 7.
     2.11 Broad Form Endorsement CGL insurance for construction activities.
     2.12 Additional Umbrella Liability insurance and specialized insurance.
     2.13 Losses not covered by insurance maintained to jointly protect Owner and Lurgi PSI, Inc.
     2.14  Permits, licenses, inspections, and other fees.
     2.15  Replacement of work not covered by project insurance.
     2.16  Additional automobile liability insurance.
     2.17  Field personnel costs including:

           . Transportation and travel expenses for husband and wife relocation trips to evaluate housing.

           . Moving expense per field employee for relocation to the job site based on

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

               three competitive quotes.

          . Per diem expenses for each day of assignment beginning with two weeks from date of relocation and terminating upon end of assignment. Per diem rates will be calculated in accordance with federal guidelines Publication 1542, Per Diem Rates for Travel within the Continental United States. Should field employees be required for a duration in excess of 12 months a taxable allowance will be negotiated.

          . Moving expenses per field employee for relocation from the job site.

3.   COSTS REIMBURSABLE AS A SCHEDULED EXPENSE ITEM

     The following items are internally produced and billed at the approximate cost per unit (square foot, copy, hour, etc.) to Lurgi PSI, Inc. including materials and machine time utilized:

     3.1  DRAWING REPRODUCTION COSTS

          3.1.1    Bond                     $ .17 per sq. ft.
          3.1.2    Vellum                   $1.00 per sq. ft.
          3.1.3    Mylar                    $1.75 per sq. ft.

     3.2  PHOTOCOPIES                       $ .10 per copy

     3.3  CD CREATION                       $10.00 each CD

     3.4  VIDEO CONFERENCING                $2.00 per minute ($120 per hour)

4.   COSTS REIMBURSABLE AS DIRECT EXPENSES PLUS A FEE

     The following items are expenses which are to be reimbursed at cost plus a fixed fee:

     4.1  Owner Requested Subcontracts

     4.2  Purchased Equipment

     4.3  Rental Equipment

5.   INVOICING

     Normal invoicing procedures call for manhours completed on the project and reimbursable expenses to be billed monthly. The invoice will list all manhour charges and reimbursable expenses against the project to date, both billed and current. Standard invoices will detail the charges to the project and will not contain copies of any receipts or documentation. Sample invoices are available upon request. Documentation for all billable items will be included with standard invoices for a fee of $2.00 per 8 1/2 x 11 sheet.

6.   SCHEDULE REVISIONS

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     The rate schedule is subject to yearly revisions during the first billing period containing the first day of September. These adjustments will reflect increased costs due to promotions, merit increases, etc. Any other changes in the Rate Schedule are subject to approval of the Owner.

7.   COSTS ASSOCIATED WITH INSURANCE

     Lurgi PSI, Inc. provides the following level of insurance as standard on all projects without any additional reimbursement under our Standard Agreement for Professional Services:

     7.1  Workman's Compensation Insurance as required by law.

     7.2 Comprehensive General Liability Insurance at limits of $500,000 per occurrence for bodily injury and property damage with a broad form endorsement for property damage, products, completed operations, premises, blanket contractual, independent construction and XCU.

     7.3 Comprehensive Automobile Liability Insurance covering all owned, non-owned, and hired vehicles at limits of $100,000 each person; $300,000 each accident for bodily injuries and $100,000 each accident for property damage.

     7.4 Umbrella Liability is provided to cover any legal liability that may exceed the underlying limits of insurance coverages. The aggregate limit of the Umbrella liability policy shall be $1 million.

     7.5 Professional liability insurance is provided through self-insurance by Lurgi PSI, Inc. for $100,000 or up to the full value of Lurgi PSI's fee for services to a maximum of $1,000,000, as a standard part of our Professional Services Agreement. Any additional Professional Liability Insurance requested by the Owner will be furnished as a direct reimbursable expense per paragraph 2.0 above.

     7.6 Project Professional Liability, Wrap-up Insurance, or any other additional insurance requested by Owner will be furnished as a direct reimbursable expense per paragraph 2.0 above.

8.   RATE SCHEDULE BY CLASSIFICATION

     Consolidated Rate Schedule, effective September 16, 2002:

     SENIOR PROJECT ENGINEER/SPECIALIST AND ABOVE                 $105
     PROJECT ENGINEER/SPECIALIST                                   $99
     PROJECT/AREA COORDINATOR                                      $88
     ESTIMATOR                                                     $82
     SENIOR ENGINEER/SPECIALIST                                    $78
     PROJECT SUPERINTENDENT                                        $78
     SENIOR DESIGNER                                               $76
     COST CONTROL                                                  $76
     SUPERINTENDENT                                                $76

         SAFETY COORDINATOR                                            $76
         QA/QC COORDINATOR                                             $76
         EQUIP/TOOLS SUPERINTENDENT                                    $76
         PURCHASING AGENT/EXPEDITOR                                    $68
         ENGINEER/SPECIALIST                                           $68
         STEEL DETAILING                                               $68
         DESIGNER                                                      $61
         CADD SPECIALIST                                               $53
         ADMINISTRATIVE COORDINATOR                                    $53
         ACCOUNTING                                                    $53
         SUPPORT                                                       $45






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